Exhibit 5

EXECUTION VERSION

Tripartite Transfer and Amendment Agreement

THIS TRIPARTITE TRANSFER AND AMENDMENT AGREEMENT (the “Transfer Agreement”) is made on this 9th day of January 2015 by and between Ansonia Holdings B.V. (the “New Shareholder”), Kenon Holdings Ltd. (the “Company”) and Millenium Investments Elad Ltd. (the “Transferor”) and is supplemental to and an amendment of the Registration Rights Agreement (the “Agreement”) dated January 7, 2015, as amended from time to time, and made by and between the Company and Millenium Investments Elad Ltd. (“Millenium”).

1.	The New Shareholder hereby confirms that it has been supplied with a copy of the Agreement and hereby covenants with the Company to observe, perform and be bound by all the terms of the Agreement which are capable of applying to the Transferor as a holder of Registrable Securities (as defined in the Agreement) and which have not been performed at the date of this Transfer Agreement to the intent and effect that the New Shareholder shall be deemed with effect from the date hereof to be a Party to the Agreement.

2.	The Transferor hereby confirms that it has transferred 20,235,298 (37.9%) of the Company’s issued and outstanding share capital to the New Shareholder (the “Share Transfer”) and thereby also wishes to and hereby does assign to the New Shareholder an equal pro-rata share of its rights as a holder of Registrable Securities under the Agreement (the “Assignment of Rights”).

3.	The Transferor hereby expressly assigns three (3) Demand Registrations in any twelve (12) month period to the New Shareholder and agrees that this assignment shall correspondingly decrease the number of Demand Registrations in any twelve (12) month period available to the Transferor under the Agreement.

4.	The Company hereby confirms and acknowledges the Share Transfer and Assignment of Rights on the terms set forth herein.

5.	The New Shareholder confirms that its details for Section 7(d) (Notices) are as follows:

Ansonia Holdings B.V.

1 Temasek Avenue

#38-01, Millenia Tower

Singapore 039192

C/O Cyril Pierre-Jean Ducau

6.	This Transfer Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof.

[THIS SPACE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ANSONIA HOLDINGS B.V.

By:	/s/ Cyril Ducau

Name:	Cyril Ducau

Title:	Director

KENON HOLDINGS LTD.

By:	/s/ Yoav Doppelt

Name:	Yoav Doppelt

Title:	Chief Executive Officer

MILLENIUM INVESTMENTS ELAD LTD.

By:	/s/ Aviad Kaufman

Name:	Aviad Kaufman

Title:	Authorized Signatory

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